NEWS RELEASE At Old Republic: At Financial Relations Board: Craig R. Smiddy, President and CEO Analysts/Investors: Joe Calabrese 212/827-3772 OLD REPUBLIC DECLARES THIRD QUARTER REGULAR CASH DIVIDEND OF 23 CENTS PER SHARE CHICAGO – August 19, 2022 – Old Republic International Corporation (NYSE: ORI) — today announced its Board of Directors has declared a regular quarterly cash dividend on its common stock of 23 cents per common share. This dividend is payable on September 15, 2022 to shareholders of record on September 1, 2022. Subject to quarterly Board approval, the full year’s cash dividend is projected to be 92 cents per share for 2022, compared to 88 cents paid in 2021. The current annualized regular dividend rate of 92 cents per share marks the 41st consecutive year that Old Republic has boosted this rate, and 2022 becomes the 81st year of uninterrupted regular cash dividend payments. About Old Republic Chicago-based Old Republic International Corporation is one of the nation's 50 largest shareholder-owned insurance businesses. It is a member of the Fortune 500 listing of America’s largest companies. The Company is organized as an insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages mostly in the general and title insurance fields. Old Republic’s general insurance business ranks among the nation’s 50 largest, while its title insurance business is the third largest in its industry. For Old Republic’s latest news releases and other corporate documents: Please visit us at www.oldrepublic.com Alternatively, please write or call: Investor Relations Old Republic International Corporation 307 North Michigan Avenue, Chicago, IL 60601 (312) 346-8100